Exhibit 99.1

BTI Telecom Corp.

Unaudited Financial Statements

Nine Month Periods Ended September 30, 2002 and 2003

BTI TELECOM CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2002	September 30, 2003
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,999	$6,087
Restricted cash	3,159	470
Accounts receivable, net	30,015	25,075
Other current assets	4,297	5,256

Total current assets	46,470	36,888
Property, plant and equipment:
Property, plant and equipment	356,888	276,038
Less: accumulated depreciation and amortization	(137,757)	(160,040)

Total property, plant and equipment, net	219,131	115,998
Other assets, net	33,753	25,922

Total assets	$299,354	$178,808

Liabilities, redeemable preferred stock and shareholders’ deficit
Current liabilities:
Accounts payable	$28,090	$23,420
Accrued expenses	4,278	3,729
Accrued interest	3,438	761
Current portion of long-term debt	1,275	4,478
Advance billings and other liabilities	11,561	13,729

Total current liabilities	48,642	46,117
Long-term debt	183,551	212,064
Other long-term liabilities	30,239	28,113

Total liabilities	262,432	286,294
Redeemable preferred stock, $.01 par value, authorized 10,000,000 shares:
Series A redeemable convertible preferred stock, 200,000 shares issued and outstanding (aggregate liquidation preference of $238,889 and $249,747 in 2002 and 2003, respectively)	233,686	245,519
Series B redeemable convertible preferred stock, 67,142 shares issued and outstanding (aggregate liquidation preference of $74,772 and $78,170 in 2002 and 2003, respectively)	68,039	72,412
Series C redeemable convertible preferred stock, 123,962 shares issued and outstanding (aggregate liquidation preference of $130,197 and $136,115 in 2002 and 2003, respectively)	129,281	135,274

	431,006	453,205

Shareholders’ deficit:
Common stock, no par value, authorized 500,000,000 shares, 92,559,582 and 92,742,455 shares issued and outstanding in 2002 and 2003, respectively	2,447	2,447
Common stock warrants	33,584	33,584
Accumulated deficit	(430,115)	(596,722)

Total shareholders’ deficit	(394,084)	(560,691)

Total liabilities, redeemable preferred stock and shareholders’ deficit	$299,354	$178,808

See accompanying notes to unaudited consolidated financial statements.

BTI TELECOM CORP.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share data)

	Nine Months Ended September 30,
	2002	2003
Revenue	$189,504	$174,281
Cost of services	110,072	97,053

Gross profit	79,432	77,228
Selling, general and administrative expenses	80,029	72,593
Depreciation and amortization	34,260	30,540
Asset impairment charge	—	94,430
Merger-related costs	—	7,320

Loss from operations	(34,857)	(127,655)
Other income (expense):
Interest expense	(14,962)	(16,776)
Other income (expense), net	161	46

Loss from continuing operations	(49,658)	(144,385)
Discontinued operations:
Loss from operations of discontinued divisions	(240)	—

Net Loss	(49,898)	(144,385)
Dividends on preferred stock	(17,579)	(20,173)

Net loss available for common shareholders	$(67,477)	$(164,558)

Per common share – basic and diluted:
Loss from continuing operations	$(0.54)	$(1.56)

Loss from discontinued operations	(0.00)	—

Net loss	(0.53)	(1.56)

Net loss available for common shareholders	$(0.72)	$(1.77)

Weighted average common shares outstanding – basic and diluted	92,654	92,742

See accompanying notes to unaudited consolidated financial statements.

BTI TELECOM CORP.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2002	2003
Operating Activities:
Net loss	$(49,898)	$(144,385)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	27,160	22,647
Amortization	7,100	7,893
Asset impairment charge	—	94,430
Non-cash compensation related to stock options	165	—
Changes in operating assets and liabilities:
Accounts receivable	11,077	4,940
Other current assets	(1,077)	(959)
Accounts payable and accrued expenses	(28,897)	(2,643)
Accrued interest	1,200	(2,676)
Advance billings and other liabilities	1,930	(2,534)

Net cash used in operating activities	(31,240)	(23,287)

Investing Activities:
Change in restricted cash	3	2,689
Purchases of property, plant and equipment, net	(6,751)	(9,337)
Purchases of other assets	(7,476)	(4,669)

Net cash used in investing activities	(14,224)	(11,317)

Financing Activities:
Net proceeds from long-term debt	846	31,692
Net proceeds from issuance of redeemable preferred stock	40,000	—

Net cash provided by financing activities	40,846	31,692

Decrease in cash and cash equivalents	(4,618)	(2,912)
Cash and cash equivalents at beginning of period	14,750	8,999

Cash and cash equivalents at end of period.	$10,132	$6,087

See accompanying notes to unaudited consolidated financial statements.

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements

Note 1: The Company and Significant Accounting Policies

Basis of Presentation-The consolidated financial information includes the accounts of BTI Telecom Corp. and its wholly owned subsidiaries (the “Company” or “BTITC”) after elimination of intercompany transactions. The consolidated interim financial statements of BTITC included herein are unaudited and have been prepared in accordance with generally accepted accounting principles (“GAAP”) for interim financial reporting. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules for interim financial reporting. In the opinion of management, the financial statements reflect all adjustments (all of which are of a normal and recurring nature) that are necessary to present fairly the financial position, results of operations and cash flows for the interim periods. The results for any interim period are not necessarily indicative of the results for any other period. These financial statements should be read in conjunction with the Company’s audited financial statements for the fiscal years ended December 31, 2002.

Preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property, Plant and Equipment-Interest costs associated with construction of capital assets, primarily fiber optic network and switching facilities, are capitalized. No interest costs were capitalized for the nine-month periods ended September 30, 2002 and 2003.

Costs associated with the construction of the fiber optic network are classified as a component of property, plant and equipment in the accompanying consolidated balance sheets. As segments of the network have been completed, these costs have been transferred into service and depreciated over their useful lives.

Other Assets-Costs incurred in connection with obtaining long-term financing have been deferred and are being amortized over the terms of the related debt agreements under a method which approximates the effective interest method. Deferred costs relating to long-term financing at September 30, 2003 and 2002 were $14.5 million and $13.1 million, respectively. Accumulated amortization of these costs at September 30, 2003 and 2002 was $7.1 million and $5.4 million, respectively.

Line access costs are capitalized and amortized over the estimated period the related lines will be used by the Company (24 months to 60 months) using the straight line method. Deferred line access costs at September 30, 2003 and 2002 were $40.0 million and $36.7 million, respectively, with accumulated amortization of $28.2 million and $19.7 million, respectively.

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements (continued)

Accounting for Stock Options

Employees–The Company accounts for stock options granted to employees (and outside directors) under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations, which require compensation expense to be measured by the market value of the underlying common stock at the date of grant less the amount, if any, an optionee is required to pay for the shares. The following table illustrates the effect on net (loss) income if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), for its option grants to employees:

	Nine Months Ended September 30,
	2002	2003
Net loss, as reported	$(49,898)	$(144,385)
Add: Total compensation expense for employee stock options included in reported net (loss) income, net of related tax effects	165	—
Deduct: Total compensation expense for employee stock options, as determined under the fair value based method for all awards, net of related tax effects	(43)	(1)

Pro forma net loss	$(49,776)	$(144,386)

Consultants–The Company accounts for stock options granted to consultants under SFAS No. 123. The Company computes fair value for this purpose using the Black-Scholes option-pricing model.

All stock options granted prior to 2001 were to employees and outside directors. The fair values of these stock options were determined using the minimum value option-pricing model. All stock options granted in 2001 were to consultants. No stock options were granted in 2002 or 2003. The fair values of stock options granted to consultants were determined using the Black-Scholes option-pricing model assuming stock price volatility of 100%, expected life of 10 years and risk-free interest rate of 5.4%; the resulting fair values were zero due to the exercise price of the stock options being materially higher than the fair value of the underlying common stock.

Merger-Related Costs– During the nine-months ended September 30, 2003, the Company recognized expenses related to legal and accounting fees, legal settlements, and other severance-related obligations as part of the merger referenced in Note 12. These expenses are included in the caption “merger-related costs” in the accompanying statement of operations.

2. Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 requires an investor with a majority of the variable interests in a variable interest entity (“VIE”) to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the equity investors do not have a controlling interest, or the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from the other parties. For arrangements entered into with VIEs created prior to January 31, 2003, the provisions of FIN 46 are required to be adopted at the end of the first fiscal year that begins after June 15, 2003. The Company is currently reviewing its investments and other arrangements to determine whether any of its investee companies are VIEs. The Company does not expect to identify any significant VIEs that would be consolidated, but may be required to make additional disclosures. The Company’s maximum exposure related to any investment that may be determined to be in a VIE is limited to the amount invested. The provisions of FIN 46 are effective immediately for all arrangements entered into with new VIEs created after January 31, 2003. The Company has not invested in any new VIEs created after January 31, 2003.

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements (continued)

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 149”). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133, as previously amended by SFAS 138. SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS 149 amends certain other existing pronouncements. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. SFAS 149 should be applied prospectively. The Company does not expect the adoption of this statement to have a material impact on its consolidated financial position, results of operations, or cash flows.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 amends certain other existing pronouncements. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of an issuer’s first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, to which the provisions of SFAS 150 must be applied in the first fiscal period beginning after December 15, 2003. The Company does not expect the adoption of this statement to have a material impact on its consolidated financial position, results of operations, or cash flows.

Note 3: Long-Term Debt and Credit Facilities

Senior Notes-On September 22, 1997, the Company issued in a private offering $250 million principal amount of 10½% senior notes. In January 1998, the Company exchanged all of these senior notes for senior notes that had been registered under the Securities Act of 1933 (the “Senior Notes”). The entire original principal balance on the Senior Notes is due on September 15, 2007, with interest payable semi-annually on March 15th and September 15th of each year. The Senior Notes are unsubordinated indebtedness equal in right of payment with all of the Company’s existing and future unsubordinated indebtedness.

During 2001, Welsh, Carson, Anderson & Stowe VIII, L.P. and two affiliated funds (together, “WCAS”), each of which were existing shareholders, repurchased approximately $231.5 million in principal amount of the Senior Notes at an aggregate purchase price of approximately $68.7 million. In December 2001, WCAS contributed its $231.5 million principal amount of Senior Notes and $1.3 million in cash to the Company in exchange for 70,000 shares of $1,000 Series C preferred stock of the Company. In connection with this transaction, the Company recognized an extraordinary gain of approximately $157.9 million on the extinguishment of debt, net of deferred financing costs of $4.9 million, and has $18.5 million principal amount of Senior Notes outstanding at September 30, 2003. As a component of this transaction, the Company has executed a supplemental indenture agreement which removes substantially all of the financial and administrative covenants contained in the Senior Notes. In addition, as a result of the decrease in number of holders of the Senior Notes, the Company filed a Form 15 with the Securities and Exchange Commission on November 8, 2001, which allowed the Company to deregister under the Securities Act of 1934.

Senior Secured Note-On March 31, 2001, the Company issued a Senior Secured Note (the “$50 million Note”) to WCAS Capital Partners III, L.P. in the amount of $50.0 million. The $50 million Note, which is guaranteed by BTI Telecom Corp. and its other subsidiaries, is secured by a second priority lien on certain of the Company’s assets and the stock of the Company’s operating subsidiary, and matures immediately following the repayment of the restructured Loan (see “Loan” discussion below). The $50 million Note bears interest at the higher of 10% per annum or the rate existing on the Company’s Loan, and contains covenants similar to those contained in the Company’s Loan. In connection with the $50 million Note financing, the Company also issued to WCAS Capital Partners III, L.P. 7,143 shares of the Company’s Series B preferred stock and a warrant to purchase 1.5 million shares of the Company’s common stock at an exercise price of $0.01 per share. The number of shares issuable pursuant to this warrant was subject to being reduced to a minimum of 785,715, or increased to a maximum of 2,214,285, based upon the Company attaining financial plan objectives on a quarterly basis through the end of 2001. As of September 30, 2003, the number of shares issuable pursuant to this warrant had been increased by 714,285 shares to the maximum of 2,214,285 shares pursuant to these provisions.

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements (continued)

On December 11, 2001, the Company issued a Senior Secured Note (the “$30 million Note”) to WCAS Capital Partners III, L.P. in the amount of $30.0 million. The $30 million Note, which is guaranteed by BTI Telecom Corp. and its other subsidiaries, is secured by a second priority lien on certain of the Company’s assets and the stock of the Company’s operating subsidiary, and matures immediately following the repayment of the restructured Loan (see “Loan” discussion below). The $30 million Note bears interest at the higher of 10% per annum, 150% of the yield to maturity of the U.S. Treasury 7-Year Bond due December 2008, or the rate existing on the Company’s Loan, and contains covenants similar to those contained in the Company’s Loan. In connection with the $30 million Note financing, the Company also issued WCAS Capital Partners III, L.P. 3,962 shares of the Company’s Series C preferred stock.

On February 7, 2003, the Company entered into an agreement with Welsh, Carson, Anderson & Stowe VIII, L.P. and BTI Investors, LLC pursuant to which the Company could issue up to $10.0 million of 10% Senior Secured Notes, which notes are secured by a security interest in all of the Company’s assets. On February 7, 2003, the Company issued an aggregate of $5.0 million of these notes under this agreement. Subsequent issuances were made on March 5, 2003 and April 3, 2003 totaling an additional $5.0 million, bringing the total amount outstanding under this agreement to the maximum amount of $10.0 million. The notes, as amended, bear interest at a rate of 10% per annum. Interest is cumulative, accrues daily and is payable on a quarterly basis. Any unpaid interest or principal accrues interest at a rate of 13% per annum. The terms of this financing also required the payment of an aggregate of $100,000 in financing fees to an affiliate of Welsh, Carson, Anderson & Stowe VIII, L.P.

On May 1, 2003, the Company entered into a second agreement with Welsh, Carson, Anderson & Stowe VIII, L.P. and BTI Investors, LLC pursuant to which the Company could issue up to an additional $10.0 million of 10% Senior Secured Notes, which such notes are also secured by a security interest in all of the Company’s assets. On May 1, 2003, the Company issued an aggregate of $5.0 million of these notes under this agreement. A subsequent issuance was made on August 1, 2003 of an aggregate of $5.0 million, bringing the total amount outstanding under this agreement to the maximum amount of $10.0 million. The notes bear interest at a rate of 10% per annum. Interest is cumulative, accrues daily and is payable on a quarterly basis. Any unpaid interest or principal accrues interest at a rate of 13% per annum. The terms of this financing also required the payment of an aggregate of $100,000 in financing fees to an affiliate of Welsh, Carson, Anderson & Stowe VIII, L.P., which was paid in two equal payments of $50,000 each made on May 1, 2003 and August 1, 2003.

On September 30, 2003, the Company entered into a third agreement with Welsh, Carson, Anderson & Stowe VIII, L.P. and certain affiliated entities pursuant to which the Company issued $2,546,460 of 10% Senior Secured Notes, which such Notes are also secured by a security interest in all of the Company’s assets. As of September 30, 2003, the total amount outstanding under this additional note purchase agreement was $2,546,460. The notes bear interest at a rate of 10% per annum. Interest is cumulative, accrues daily and is payable on a quarterly basis. Any unpaid interest or principal accrues interest at a rate of 13% per annum.

Loan-Effective March 30, 2001, the Company restructured its existing GE Capital Facilities and its Bank of America Facility. In connection with this restructuring, the Company entered into a new $89 million loan with GE Capital Corporation, Bank of America, and Export Development Corporation (the “Loan”), which was fully drawn at closing, notwithstanding certain outstanding letters of credit. The Loan contains a provision to allow its expansion to $100 million if the Company obtains a commitment from an additional lender. The Loan begins quarterly amortization in 2004, and matures on April 30, 2007. The issuance of the Loan was conditioned upon the closing of the Company’s March 30, 2001 Series B preferred stock and Note financings. The balance of the Loan was approximately $85.7 million at September 30, 2002 and 2003.

Interest accrues on the Loan, at the Company’s option, at a base rate of either 1, 3, or 6 month reserve-adjusted LIBOR or an index rate (the higher of the prime rate or 50 basis points over the Federal Funds Rate) plus an applicable margin. The applicable margin varies, based upon the Company’s financial condition, from 3.50% to 4.50% for LIBOR borrowings and from 2.50% to 3.50% for index rate borrowings. As of September 30, 2003, the base rate was the 180-day LIBOR, 1.15% plus a spread of 4.50%, for a total of 5.65% The Loan is secured by a first priority lien on all of the Company’s assets and a pledge of the stock of its operating subsidiary. The Loan requires the Company’s compliance with various financial and administrative covenants, including, among others, covenants limiting the Company’s ability to incur debt, create liens, make distributions or stock repurchases, make capital expenditures, engage in transactions with affiliates, sell assets and engage in mergers and acquisitions. In addition, the Loan contains affirmative covenants, including, among others, covenants requiring maintenance of corporate existence, licenses and insurance, payments of taxes and the delivery of financial and other information. The Company was not in compliance with certain

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements (continued)

of these covenants as of September 30, 2003. However, this Loan was restructured and assumed by a subsidiary of ITC^DeltaCom, Inc. on October 6, 2003 in connection with the Company’s merger with ITC^DeltaCom as discussed in Note 12.

Vendor Financing-During the second quarter of 2001, the Company entered into arrangements with two vendors to finance certain outstanding amounts payable for equipment and construction services. Effective April 12, 2001, the Company entered into an unsecured note payable to Alcatel USA for $5.5 million (the “Alcatel Note”), which represented the net balance remaining associated with purchases of network equipment. The Alcatel Note is payable in 24 equal monthly installments beginning on May 13, 2001, and bears interest at 12% per annum. The balance of the Alcatel Note was $1.7 million and $0 at September 30, 2002 and 2003, respectively.

On May 8, 2001 the Company entered into an unsecured note payable to P&H, Inc. for $7.1 million (the “P&H Note”), which represented outstanding amounts for fiber network construction services. The P&H Note bears interest at 8.75% per annum, payable monthly beginning June 1, 2001, with principal payable on demand on or after April 30, 2006. In addition, upon election by the holder, the P&H Note is convertible into shares of the Company’s common stock in the event the Company undertakes a public offering of its common stock. The balance of the P&H Note was $7.1 million at September 30, 2002 and 2003.

At September 30, 2003, the Company had outstanding letters of credit of approximately $0.5 million. These letters of credit, which have 12-month terms with automatic renewal, collateralize the Company’s obligations to third parties for future billings, leased space and rights of way. The fair value of these letters of credit approximates contract values.

Note 4: Redeemable Preferred Stock

Preferred Stock-Of the Company’s 10,000,000 authorized shares of $.01 par value preferred stock, 200,000 shares are designated as Series A preferred stock (“Series A”), 82,143 shares are designated as Series B preferred stock (“Series B”), and 140,000 shares are designated as Series C preferred stock (“Series C”).

Note 5: Income Taxes

For the nine-month periods ended September 30, 2002 and 2003, the Company generated net operating losses. The Company has established a valuation allowance for the net deferred tax assets associated with these net operating losses. The Company will reduce the valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will be realized. The Tax Reform Act of 1986 contains provisions that limit the ability to utilize net operating loss carryforwards in the case of certain events, including significant changes in ownership interests. The net deferred tax liability is included in other long-term liabilities.

Note 6: Stock-based Compensation

The Company has a stock option plan (the “Plan”) to provide incentives to eligible employees, directors and consultants in the form of incentive stock options and non-qualified stock options. The Company has reserved a total of 7.5 million shares of common stock for issuance under the Plan.

The Board of Directors administers the Plan and has the authority to determine, among other things, the interpretation of any provisions of the Plan, the eligibility of an individual to receive stock options, the number of options that may be granted, vesting schedules and option exercise price. The Company’s stock options generally vest annually over three years, except for stock options granted to consultants, which generally vest immediately and have a contractual life of ten years.

In connection with the Company’s merger with ITC^DeltaCom, Inc., which is described in Note 12, the Company terminated the Plan effective as of September 12, 2003 (the “Plan Termination Date”). All then outstanding stock options, which covered 639,360 shares, were cancelled.

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements (continued)

Note 7: Restructuring Costs

In March 2001, the Company recorded $10.1 million in restructuring costs associated with the contraction of the Company’s market expansion plans. In June, 2001 the Company recorded an additional $3.7 million in restructuring costs to reflect adjustments to the Company’s business plan. In accordance with EITF 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”, these costs represent the long-term costs of canceling the Company’s expansion, primarily local switching infrastructure, in some markets. The amounts recorded consist primarily of the costs associated with long-term leases for unused facilities, net of any sublease income, as well as the cancellation of colocations and other fiber expansions, and restocking fees paid on returned equipment. The remaining liability as of September 30, 2003 was $6.3 million, which is included in accrued expenses on the balance sheet.

For the nine months ended September 30, 2003, the following amounts were recorded (in thousands):

	Balance at December 31, 2002	Payments	Balance at September 30, 2003
Severance costs	$—	$—	$—
Restocking fees	—	—	—
Lease exit costs	7,145	813	6,332
Sale/decommissioning of infrastructure	—	—	—

Totals	$7,145	$813	$6,332

Note 8: Discontinued Operations

During the year ended December 31, 2002, the Company also made certain adjustments to its business plan, including the discontinuation of US Datacom. The performance of US Datacom, which the Company acquired in the second quarter of 2000, continued to decline during this period. Given this decline and the overall viability of US Datacom’s target market, the Company discontinued its operations, resulting in a nominal gain, net of severance for the employees. The loss from discontinued operations for US Datacom for the nine months ended September 30, 2002 was $0.2 million.

Note 9: Asset Impairment Charge

During the nine months ended September 30, 2003, the Company recorded an asset impairment charge of $94.4 million to the Company’s property, plant and equipment and other assets, which consists principally of the Company’s fiber network, switching infrastructure and other intangible assets. This impairment charge was based upon trends in the Company’s cash flow and operating performance and the availability of capital to support the Company’s future growth. In addition, projected revenue from the Company’s wholesale services has been reduced due to a declining marketplace and continued degradation of the prices at which the Company is able to market these services. Accordingly, the Company evaluated the ongoing value of property, plant and equipment associated with its local switching infrastructure and fiber optic networks. Based on this evaluation, the Company determined that long-lived assets with a carrying amount of $224.6 million were no longer recoverable and were in fact impaired, and wrote them down to their estimated fair value of $130.2 million. Fair value was based on expected future cash flows to be generated by the Company, discounted at the risk-free rate of interest. Because of deteriorating market conditions (i.e., rising interest rates and less marketplace demand), it is reasonably possible that the Company’s estimate of discounted cash flows may change in the near term resulting in the need to adjust the Company’s determination of fair value.

Note 10: Commitments, Contingencies and Other Matters

Legal Matters-The Company is a defendant in a number of lawsuits, including regulatory, judicial and administrative matters, all of which have arisen in the ordinary course of business. Plaintiffs may seek to recover large and sometimes unspecified amounts, and some matters may remain unresolved for several years. It is not practical to estimate a range of possible loss for the Company’s litigation matters, and losses could be material with respect to earnings in any given period.

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements (continued)

Note 11: Enterprise Wide Disclosure

Revenues by product line are as follows:

	Nine Months Ended September 30,
	2002	2003
	(in thousands)
Retail Integrated Voice:
Long Distance	$69,936	$60,837
Local	70,718	76,283

Total Retail Integrated Voice	140,654	137,120
Data Services	36,122	32,204
Wholesale Long Distance	12,728	4,957

Total	$189,504	$174,281

Note 12: Subsequent Events

On July 2, 2003, the Company announced a definitive agreement to merge with ITC^DeltaCom, Inc., a competitive local exchange carrier headquartered in West Point, Georgia. Pursuant to the merger agreement, on October 6, 2003, a wholly owned subsidiary of ITC^DeltaCom and BTI merged and BTI became a subsidiary of ITC^DeltaCom. In the merger, ITC^DeltaCom issued to BTI’s shareholders 50,000 shares of its common stock in exchange for the cancellation of all BTI preferred stock and common stock. ITC^DeltaCom also issued to the holders of certain BTI indebtedness a total of 6.95 million shares of its common stock and warrants to purchase 3.0 million shares of its common stock at an exercise price of $8.50 per share in exchange for the cancellation of that indebtedness. The merger is intended to qualify as a tax-free reorganization.